February 11, 1998


Mr. James E. Poole
Poole Enterprises, Inc.
4701 Trousdale Road
Nashville, Tennessee 37220

Dear Mr. Poole:

     Service Merchandise, Inc. (the "Company") is pleased to confirm the terms pursuant to which you have agreed to serve as Chairman of the Board of the Company as hereinafter set forth:

     1. Title; Duties. Effective January 29, 1998, you have been elected Chairman of the Board of the Company. As Chairman, the Board has delegated to you the responsibility of interfacing between the Board and the officers of the Company, to provide a conduit to the Board, and to provide counsel to the Chief Executive Officer. You will determine, in your sole discretion, how to best perform these duties and the time necessary to satisfactorily fulfill these responsibilities.

     2. Additional Compensation. So long as you serve in your capacity as Chairman of the Board, you shall receive as additional compensation the sum of $10,000 per month. Such compensation shall be in addition to the compensation paid to each nonemployee director. You shall continue to participate in the Directors' Equity Plan for nonemployee directors and shall participate in any other benefits generally available to nonemployee directors.

     3. Death and Other Benefits. In recognition of the expectation that your service as Chairman of the Board will continue for a period of not less than two years, and of the additional duties and time commitments imposed upon you, the Company agrees that in the event of your death or total disability while serving as Chairman of the Board or your removal as Chairman of the Board by action of the Board, the Company will pay to your estate, or you in the case of a removal, an amount equal to $240,000 less the total amount of additional compensation previously paid to you.

     4. Office and Secretarial Assistance. The Company agrees to provide you with an office at its principal office and to provide you with secretarial assistance satisfactory to you to assist you in performing your duties as Chairman of the Board.

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     5.  Expense  Reimbursement.  The Company  agrees to  reimburse  you for all reasonable expenses, including a car allowance of $1,000 per month, incurred in connection with the performance of your duties as Chairman of the Board.

     6.   Indemnification   Agreement.   The  Company   has   entered   into  an
Indemnification Agreement with you in your capacity as a director and hereby reaffirms its obligations thereunder and confirms that the agreement shall cover any matter giving rise to indemnification thereunder arising out of your duties as Chairman of the Board.

     Please confirm your acceptance of the terms pursuant to which you will serve as Chairman of the Board by signing and returning to the Company the enclosed copy of this letter.

                                                Very truly yours,

                                                SERVICE MERCHANDISE, INC.



                                                By:/s/ Gary M. Witkin
                                                       -------------------
                                                       Gary M. Witkin
                                                       President and Chief
                                                       Executive Officer


Confirmed and agreed:


/s/ James E. Poole Jr.
----------------------
James E. Poole, Jr.